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                                                        EXHIBIT 5

               Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
              regarding legality of securities being registered

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                             [Form of Opinion]

                                      , 1995



Board of Directors
Progress Financial Corporation
Plymouth Meeting Executive Campus
600 West Germantown Pike
Plymouth Meeting, Pennsylvania 19462-1060

Gentlemen:

    We are acting as special counsel to Progress Financial Corporation, Plymouth Meeting, Pennsylvania (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-2 ("Registration Statement"), relating to (i) the resale by selling security holders of up to 300,000 Warrants (the
"Warrants") to purchase the common stock, par value $1.00 per share (the "Common Stock"), of the Company and (ii) the issuance of the shares of Common Stock upon the exercise of such Warrants. Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $6.00 at any time prior to 5:00 P.M., Eastern Time, on June 30, 1999 ("Warrant Share").

    In this regard, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company, Board of Directors' resolutions and such other documents and corporate records as we deemed appropriate for the purpose of rendering this opinion. In addition, we have assumed, without independent verification, the genuiness of all signatures and the authenticity of all documents furnished to us and the conformance in all respects of copies to originals.

    Based upon the foregoing and subject to the qualifications and assumptions set forth herein, we are of the opinion as of the date hereof that:

    1. The Warrants have been duly and validly authorized and legally issued by the Company and are binding obligations of the Company in accordance with their terms, except as such may be qualified by the effect of applicable bankruptcy, moratorium, insolvency, reorganization and other laws and legal principles affecting or limiting creditors' rights generally.

    2. The Warrant Shares to be issued upon the exercise of the Warrants have been duly and validly authorized and, assuming that (i) the Warrant Shares so issuable will continue to be validly authorized on the dates of exercise of the Warrants, (ii) on the dates of exercise, the Warrants are and continue to constitute valid, legal and binding obligations of the Company and will be enforceable as to the Company in accordance with their terms, (iii) no change occurs in the applicable law or the pertinent facts, (iv) the provisions of "blue sky" and other securities laws as may be applicable have been complied with, and (v) the Warrants are exercised in accordance with their terms and the exercise price for the Warrant Shares is paid in accordance with the terms of the Warrants, the Warrant Shares so issued will be legally issued, fully paid and non-assessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                             Very truly yours,

                             ELIAS, MATZ, TIERNAN & HERRICK L.L.P.



                             By:
                                  Philip Ross Bevan, a Partner